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VIA FACSIMILE
(201) 891-3114

April 11, 1997

Mr. John Sergey
767 Peach Tree Lane
Franklin Lakes, New Jersey  07417

Dear John:

    On behalf of the Board of Directors of Strategic Distribution, Inc., I am pleased to provide the following offer for your review.

Title: President, Chief Executive Officer and a Director of Strategic Distribution, Inc. ("SDI" or the "Company")

Base Compensation:      $360,000
                        Annual increases subject to recommendation and approval by Compensation Committee of the Board of Directors.

Incentive Compensation: The Incentive Compensation target will be 100% of Base
                        Compensation, payable upon full achievement of financial targets established in consultation with the Compensation Committee. Details of 1997 Incentive Compensation to be established by mutual agreement.
                        In 1997 only, $180,000 of Incentive Compensation will be guaranteed.

Equity Participation:   Sergey will execute his Executive Employment Agreement
                        on or before the date upon which the Company makes a public announcement regarding Mr. Sergey's employment
                        (the "Signing Date"). Mr. Sergey's employment will commence shortly thereafter as specified in the Employment Agreement (the "Employment Commencement
                        Date").  On the Signing Date, Sergey will execute a
                        Stock Purchase Agreement pursuant to which Sergey and SDI will agree that within forty-five days after the Signing Date SDI will sell to Sergey, and Sergey will purchase from SDI, 400,000 shares of Common Stock (the
                        "Common Stock") of SDI for consideration equal to the fair market value of the Common

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John Sergey
April 11, 1997
Page 2



                        Stock on the Signing Date. Sergey shall pay $700,000 of the purchase price for the Common Stock in Cash, and Sergey shall pay the remainder of the purchase price by delivering to the Company
                        Sergey's secured nonrecourse promissory note
                        (as described below) in the principal amount of the remainder of the purchase price. The principal amount of the note will become due and payable at the earlier of i) five years from the date of Sergey's purchase of the Common Stock and ii) the sale by Sergey of sufficient shares of Common Stock to repay the amount owing. If Sergey sells any shares of Common Stock for proceeds insufficient to pay, on an after tax basis, the full amount of the principal and accrued interest on the note, the full amount of such proceeds shall be used to reduce principal and a pro rata portion of accrued interest on the note. Interest on the unpaid portion of the note will accrue at the rate of 7% per annum and will be due and payable at the same time as the principal. The note will be secured by the Common Stock and apart from the Common Stock the Company will have no recourse to any assets of Sergey in respect of the note. The Common Stock will not be registered under the Securities Act of 1933, as amended, or under any other Federal or state securities law, but the Company will grant to Sergey one demand right to register some or all of the Common Stock, subject to the Company's compliance with applicable securities laws.

                        In connection with his employment by the Company, Sergey will receive a total of 500,000 stock options, exercisable at market on the date of grant. Of this total, 400,000 stock options will be Non-Qualified Stock Options granted to Sergey on the Signing Date. The Non-Qualified Options will not be granted pursuant to SDI's 1990 Incentive Stock Option Plan, but will be granted upon terms substantially identical to those governing the 1990 Incentive Stock Option Plan. The Non-Qualified Options will vest ratably on each of the first four anniversaries of the Signing Date. The remaining 100,000 stock options will be Incentive Stock Options, granted on the Employment Commencement Date pursuant to SDI's 1990 Incentive Stock Option Plan. These options will become exercisable annually in a quantity limited to that which would avoid rendering such options non-qualified. The agreements governing the Non-Qualified



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John Sergey
April 11, 1997
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                        Options and the Incentive Stock Options will provide
                        that the options will become vested and
                        immediately exercisable in full upon
                        stockholder approval of a merger,
                        reorganization or other business combination where the Company will not be the surviving corporation, or upon a sale of all or substantially all of the Company's assets.

                        In addition, Sergey will participate in future stock option grants from time to time, as determined by the Compensation Committee of the Board.



Life Insurance and LTD: SDI will provide a $2 million term life insurance policy through the period of Sergey's
                        employment, with Sergey and/or his estate the named beneficiary. SDI will provide a long term disability benefit through the period of Sergey's employment which will pay a $20,000 monthly benefit to age 65, commencing after a 180 day waiting period. The Company may choose to self-insure part or all of this benefit.

Other Board Matters:    1.  Sergey will be named to the Executive Committee
                        of the Board, which will consist of Sergey, William
                        Berkley and Andrew Bursky.

                        2. Sergey will be named to the Nominating Committee of the Board and will have the opportunity to assist in the identification and selection of outside Directors. It is the current intention of the Board to add (or replace) certain Directors so that as many as three additional outside Directors are added over time.

Other Matters:          1.  Three year employment contract (form attached)

                        2.  Automobile allowance: $20,000 per year

                        3. Moving allowance: i) 100% reimbursement of moving and relocation expenses, including all transaction and closing costs on sale and purchase of primary dwelling,
                        ii) temporary living and commuting expenses for Sergey and immediate family for a period not beyond
                        December 31, 1997, iii) coverage of duplicate costs for a period not beyond December 31, 1997 should employee's present primary dwelling not sell within 30 days of purchase of new



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John Sergey
April 11, 1997
Page 4

                        primary dwelling, and iv) an additional $25,000 relocation allowance upon family move.

                        4.  Start date May 1, 1997

     John, if you accept the terms of this offer, please so indicate by signing this letter in the space provided below and returning a copy of this letter to me at your earliest convenience. Please contact me should you have any questions.

Sincerely,


/s/ ANDREW M. BURSKY
Andrew M. Bursky

Chairman of the Board,
Strategic Distribution, Inc.


Agreed to and accepted this
11 day of April, 1977


/s/ JOHN M. SERGEY
______________________
John M. Sergey